As filed with the Securities and Exchange Commission on May 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Depomed, Inc.

(Exact Name of Registrant as Specified in its Charter)

California	94-3229046
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7999 Gateway Blvd., Suite 300, Newark, California 94560

 (Address of Principal Executive Offices)

Depomed, Inc. 2014 Omnibus Incentive Plan

(Full Title of the Plan)

James A. Schoeneck

President and Chief Executive Officer

7999 Gateway Blvd., Suite 300

Newark, California 94560

(Name and Address of Agent For Service)

(510) 744-8000

(Telephone Number of Agent For Service)

Copy to:

Brian D. Lee, Esq.

Baker Botts L.L.P.

1001 Page Mill Road

Palo Alto, California 94304

Telephone: (650) 739-7500

Facsimile: (650) 739-7699

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, no par value, issuable under the 2014 Omnibus Incentive Plan	6,150,000	$10.865	(2)	$66,819,750	$8,607

(1)         In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Each share of Common Stock includes a right to purchase 1/1000th of a share of Series RP Preferred Stock, no par value, which are attached to all shares of Common Stock pursuant to a Rights Agreement dated as of April 21, 2005. Until the occurrence of events described in the Rights Agreement, the rights are not exercisable, are evidenced by the Common Stock certificates, and are transferable only with such Common Stock.

(2)         Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Market on May 16, 2014.

(3)         Computed in accordance with Rule 457(h)(1) under the Securities Act solely for the purpose of computing the amount of registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

At the Annual Meeting of Shareholders of Depomed, Inc. (the “Company”) held on May 20, 2014, the shareholders of the Company approved and adopted the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”), which authorizes for issuance 6,150,000 shares of common stock under the 2014 Plan.  The purpose of this Registration Statement on Form S-8 is to register such 6,150,000 shares of common stock issuable under the 2014 Plan.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission, or the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents filed or to be filed with the SEC by the Registrant are incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 17, 2014, including information incorporated by reference in the Form 10-K from the Registrant’s definitive proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2014.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 9, 2014.

(c)

The Registrant’s Current Reports on Form 8-K (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items) filed on May 23, 2014, May 8, 2014, March 12, 2014, February 25, 2014, February 20, 2014 and January 13, 2014.

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-23267) filed with the SEC on December 16, 2003 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

None.

Item 6.     Indemnification of Directors and Officers

Pursuant to Sections 204 and 317 of the California Corporations Code, as amended, the Registrant has included in its Amended and Restated Articles of Incorporation and Bylaws provisions regarding the indemnification of officers and directors of the Registrant.  Article Four of Registrant’s Amended and Restated Articles of Incorporation provides as follows:

“The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.  This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.  If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.”

Section 29 of the Registrant’s Bylaws, as amended, provides as follows:

“29.  Indemnification of Directors and Officers.

(a)                                 Indemnification.  To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans).  To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses.  If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to “California law” shall to that extent be deemed to refer to California law as so amended.  The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

(b)                                 Procedure.  Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification.  If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation’s expense) or the corporation’s shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

(c)                                  Definitions.  The term “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.  The term “expenses” includes, without limitation, attorney’s fees and any expenses of establishing a right to indemnification.”

The Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

4.1(1)	Specimen Common Stock Certificate

4.2(2)

Rights Agreement, dated as of April 21, 2005, between Depomed, Inc. and Continental Stock Transfer and Trust Company as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Determination, Preferences and Rights of Series RP Preferred Stock of Depomed, Inc.; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Series RP Preferred Shares.

5.1	Opinion of Baker Botts L.L.P.

10.1(3)	2014 Omnibus Incentive Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Auditor

23.4	Consent of Baker Botts L.L.P. (filed as part of Exhibit 5.1)

24.1	Power of Attorney (see signature page)

(1) Incorporated by reference to the Registrant’s Form SB-2 (File No. 333-25445).

(2) Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on April 22, 2005 (File No. 001-13111).

(3) Incorporated by reference to Appendix A of the Registrant’s Proxy Statement filed with the SEC on April 4, 2014 (File No. 001-13111).

Item 9.     Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newark, State of California, this 23rd day of May, 2014.

DEPOMED, INC.

By:	/s/ James A. Schoeneck
James A. Schoeneck
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James A. Schoeneck, August J. Moretti and Matthew M. Gosling, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ James A. Schoeneck	President, Chief Executive Officer and Director	May 23, 2014
James A. Schoeneck	(Principal Executive Officer)

/s/ August J. Moretti	Chief Financial Officer and Senior Vice President	May 23, 2014
August J. Moretti	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter D. Staple	Chairman of the Board of Directors	May 23, 2014
Peter D. Staple

/s/ Vicente Anido, Jr., Ph.D.	Director	May 23, 2014
Vicente Anido, Jr., Ph.D.

Director
G. Steven Burrill

/s/ Karen A. Dawes	Director	May 23, 2014
Karen A. Dawes

/s/ Louis J. Lavigne, Jr.	Director	May 23, 2014
Louis J. Lavigne, Jr.

/s/ Samuel R. Saks, M.D.	Director	May 23, 2014
Samuel R. Saks, M.D.

/s/ David B. Zenoff, D.B.A.	Director	May 23, 2014
David B. Zenoff, D.B.A.

INDEX TO EXHIBITS

Item No.	Description of Exhibit

4.1(1)	Specimen Common Stock Certificate

4.2(2)

Rights Agreement, dated as of April 21, 2005, between Depomed, Inc. and Continental Stock Transfer and Trust Company as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Determination, Preferences and Rights of Series RP Preferred Stock of Depomed, Inc.; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Series RP Preferred Shares

5.1	Opinion of Baker Botts L.L.P.

10.1(3)	2014 Omnibus Incentive Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Auditor

23.4	Consent of Baker Botts L.L.P. (filed as part of Exhibit 5.1)

24.1	Power of Attorney (see signature page)

(1) Incorporated by reference to the Registrant’s Form SB-2 (File No. 333-25445).

(2) Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on April 22, 2005 (File No. 001-13111).

(3) Incorporated by reference to Appendix A of the Registrant’s Proxy Statement filed with the SEC on April 4, 2014 (File No. 001-13111).